Exhibit (b)(4)

State of Delaware Secretary of State Division of Corporations Delivered 11:49 AM 09/11/2017 FILED 11:49 AM 09/11/2017 SR 20176095394 - File Number 6161324

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned PRISM-ACA Multi Strategy Fund (the “Trust”) executed the following Certificate of Amendment:

FIRST:	The name of the statutory trust is PRISM-ACA Multi Strategy Fund.

SECOND:	The Certificate of Trust (the “Certificate”) is hereby amended to change the name of the Trust to “PRISM Multi Strategy Fund”.

THIRD:	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 8th day of September, 2017.

By:	/s/ Peter J. DeCaprio
Peter J. DeCaprio, Trustee